Rosetta Resources Inc. Announces Second Quarter Financial and Operating Results

Company Doubles Total Proved Reserves, Increases Ultimate Recovery Estimates in Gates Ranch Area, and Sets All-Time Production Records

HOUSTON, Aug. 8, 2011 (GLOBE NEWSWIRE) -- Rosetta Resources Inc. (Nasdaq:ROSE) ("Rosetta" or the "Company") today announced strong financial and operating results for the second quarter 2011 that included more than doubling total proved reserves from year-end 2010 and setting two all-time production records. The Company also raised the ultimate recovery estimate for its Gates Ranch asset in the Eagle Ford shale. In addition, the quarter was marked by plans to expand the Company's horizontal drilling program in the Southern Alberta Basin and the successful completion of an additional firm Eagle Ford transportation and processing capacity agreement. Rosetta also announced its intention to raise its capital spending program following the completion of its asset divestitures.

"Results for the second quarter of 2011 were exceptional as our Eagle Ford assets continued overall strong performance," said Randy Limbacher, Rosetta's chairman, president and CEO. "We are successfully implementing our growth plans exhibited by meaningful mid-year increases in proved reserves."

Highlights for the quarter include:

•
Recorded 102 percent increase in estimated proved reserves from year-end – As of June 30, 2011, the Company estimates proved reserves of 970 billion cubic feet of natural gas equivalent ("Bcfe") as compared to 479 Bcfe as of December 31, 2010.

•
Increased gross estimated ultimate recovery ("EUR") to 10 Bcfe per Gates Ranch Eagle Ford well – Overall Gates Ranch Eagle Ford well performance continues to exceed expectations. Based on well performance of almost two years in some cases, the Company is revising its gross EUR to 10 Bcfe per well for Gates Ranch. With the increase from the previous EUR estimate of 7.2 Bcfe gross per Eagle Ford well, one typical Gates Ranch well has a before income tax net present value ("BFIT NPV10") of $20 million assuming strip pricing.

•
Set record levels of daily equivalent gas production and daily total liquids production – During a period of significant asset divestitures, production increased for the fifth consecutive quarter averaging 161 million cubic feet of natural gas equivalent per day ("MMcfe/d"), an all-time high quarterly record. Oil, condensate and natural gas liquids ("NGLs") production also reached a record high for the quarter, averaging approximately 12,300 barrels per day ("Bbls/d"). Liquids production comprised 46 percent of the total production mix.

•
Expanded Southern Alberta Basin horizontal drilling program – Rosetta initiated a three-well horizontal drilling program during the second quarter of 2011 that will continue to test the commerciality of the play. The first horizontal well was spud in the second quarter and drilling operations are now underway on the second and third wells. Rosetta plans to expand the horizontal program to include an additional four wells to be drilled by year end.

•
Increased daily firm transportation and processing capacity from Eagle Ford shale area by 20 percent – Rosetta executed an additional transportation agreement in the Eagle Ford shale during the second quarter. The Company now has contracts in place for firm transportation and processing for 245 MMcf/d of gross wellhead production with 105 MMcf/d of capacity currently available. A total of 195 MMcf/d will be available no later than the third quarter of 2012 with total contractual capacity reached in 2013. These contracts will result in access to four separate processing facilities by the fourth quarter 2011.

•
Raised 2011 previously announced $360 million capital budget to $475 million – Rosetta has revised its previous capital spending program to take advantage of the timely completion of its divestiture program and accelerate the growth of its shale drilling activities. In total, nearly 85 percent of capital spending will be directed toward development activities in the Eagle Ford shale.

2011 Second Quarter Results

For the second quarter ended June 30, 2011, Rosetta reported net income of $25.4 million, or $0.48 per diluted share, versus a net income of $4.3 million, or $0.08 per diluted share, for the same period in 2010. These results include a $5.2 million after tax gain related to the settlement of hedges associated with the divested California properties and a $3.1 million after tax loss related to the Company's crude oil basis swaps.

Production for the quarter averaged 161 MMcfe/d, up 20 percent from the same period in 2010. The increase was primarily driven by production growth from the Eagle Ford shale, which averaged approximately 129 MMcfe/d for the second quarter of 2011, up from 29 MMcfe/d for the same period in 2010. Oil, condensate and NGLs averaged approximately 12,300 Bbls/d for the quarter, up from approximately 4,300 Bbls/d in the second quarter of 2010.

Revenues for the second quarter of 2011 were $111.6 million compared to $68.6 million for the same period in 2010. For the period, 58 percent of revenue was generated from oil and NGL sales including the effects of hedging, as compared to 31 percent a year ago.

2011 Mid-Year Reserves Update

The Company has issued a mid-year update to its estimate of proved reserves to reflect continued well performance significantly in excess of prior estimates. As of June 30, 2011, proved reserves were 969.8 Bcfe comprised of 35.9 million barrels of crude oil and condensate, 49.3 million barrels of natural gas liquids and 458.8 Bcf of natural gas. Included in the total is 464.1 Bcfe added primarily from success in the Eagle Ford shale offset by 84.3 Bcfe divested from the sale of the DJ Basin and Sacramento Basin properties earlier this year. Also reflected is 132.4 Bcfe in positive revisions driven by improved recoveries from producing wells as well as anticipated higher recoveries from undeveloped wells. Of Rosetta's total proved reserves, 53 percent are liquids and 29 percent are proved developed.

The following table describes Rosetta's proved reserves by reserve classification:

Estimated Proved Reserves at June 30, 2011

	Developed	Undeveloped	Total
Crude Oil and Condensate (MMBbls)	8.5	27.4	35.9
Natural Gas Liquids (MMBbls)	12.7	36.6	49.3

Natural Gas (Bcf)	155.9	302.9	458.8

Total (Bcfe)	282.7	687.1	969.8

Operational Update

During the second quarter of 2011, Rosetta made capital investments of $117.1 million and drilled 13 gross wells with a 100 percent success rate.

EAGLE FORD SHALE

Rosetta successfully completed 9 Eagle Ford wells during the quarter ended June 30, 2011. Production from the area grew 45 percent from the first quarter of 2011, increasing from 89 MMcfe/d to 129 MMcfe/d. The Eagle Ford shale contributed 80 percent of Rosetta's total production for the current quarter.

As of June 30, 2011, the Company has completed 40 horizontal wells. During the second quarter, Rosetta operated two to three rigs in the Eagle Ford area. The Company also initiated two separate infill drilling pilot programs at Gates Ranch to test the feasibility of 50-acre spacing. The first pilot program has been drilled and both pilots are expected to be drilled and completed by the end of the year. Rosetta plans to drill from 25 to 28 Eagle Ford wells during the remainder of the year and currently has three rigs operating in the Eagle Ford shale.

SOUTHERN ALBERTA BASIN

During the first half of 2011, Rosetta completed eight vertical delineation wells on its approximately 300,000 net-acre position in northwest Montana. In total, eleven delineation wells have now been tested. All have encountered oil from multiple reservoirs that produced varying quantities of oil and gas. The vertical delineation wells span a wide area and test results have varied. Based on this variability, some areas of the play will have a higher chance of commerciality than others. While not all vertical testing is complete, production from testing only the Bakken reservoir resulted in an average seven-day rate from all well tests of 22 BOPD and associated gas from these single stage vertical completions.

Financing and Hedging Update

At the end of the second quarter of 2011, the Company had approximately $134.7 million of cash, up $93.0 million from the cash balance at year-end 2010. The second quarter cash balance includes divestiture proceeds from the Sacramento Basin transaction. The Company's borrowing base is unchanged at $325.0 million. As of August 1, 2011, Rosetta had $30.0 million outstanding with $295.0 million available for borrowing under the Restated Revolver. As of August 1, 2011, cash and cash available under its revolving line of credit was in excess of $425.0 million.

Rosetta has increased its crude oil hedging positions for 2012 and 2013 compared to the previous quarter. As of June 30, 2011, hedges are in place for 5,000 Bbls/d of 2012 crude oil production and 3,750 Bbls/d of 2013 crude oil production. The attached hedging summary table outlines Rosetta's overall hedge position as of June 30, 2011.

Capital Program Update and Outlook

Rosetta's full-year 2011 production guidance is now 160 - 170 MMcfe/d. The projected 2011 exit rate is anticipated to range from 190 - 200 MMcfe/d. Expense guidance for the remainder of the year is summarized in the attached table.

The majority of Rosetta's revised $475 million capital program will be directed toward the acceleration of development activities in the Eagle Ford now that the Company has increased firm processing and transportation capabilities in the region. The allocation also includes an increase in horizontal drilling activity in the Southern Alberta Basin. Capital expenditures for the remainder of the year will contribute to 2012 production growth with a preliminary estimate of 220 – 240 MMcfe/d. Rosetta anticipates maintaining a third rig in the Eagle Ford as it targets approximately 60 completions in 2012.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore energy resources in the United States of America. The Company's activities are primarily located in South Texas, including its largest producing region in the Eagle Ford shale and in the Southern Alberta Basin in northwest Montana. The Company is a Delaware Corporation based in Houston, Texas.

The Rosetta Resources Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3139

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, including the acceleration thereof, production rates and guidance, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak natural gas prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

For filings reporting year-end 2010 reserves, the SEC permits the optional disclosure of probable and possible reserves. The Company has elected not to report probable and possible reserves in its filings with the SEC. We use the term "net risked resources" to describe the Company's internal estimates of volumes of natural gas and oil that are not classified as proved developed reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques. Estimates of net risked resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the Company. Estimates of net risked resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates. We use the term "BFIT NPV10" to describe the Company's estimate of before income tax net present value discounted at 10 percent resulting from project economic evaluation. The net present value of a project is calculated by summing future cash flows generated by a project, both inflows and outflows, and discounting those cash flows to arrive at a present value. Inflows primarily include revenues generated from estimated production and commodity prices at the time of the analysis. Outflows include drilling and completion capital and operating expenses. Net present value is used to analyze the profitability of a project. Estimates of net present value may change significantly as additional data becomes available, and with adjustments in prior estimates of actual quantities of production and recoverable reserves, commodity prices, capital expenditures, and/or operating expenses.

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except par value and share amounts)

	June 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$134,678	$41,634
Accounts receivable, net	55,741	44,028
Derivative instruments	892	19,145
Prepaid expenses	4,072	2,711
Other current assets	5,172	5,454
Total current assets	200,555	112,972

Oil and natural gas properties, full cost method, of which $96,590 thousand at June 30, 2011 and $91,148 thousand at December 31, 2010 were excluded from amortization	2,194,589	2,262,161
Other fixed assets	15,473	14,459
	2,210,062	2,276,620
Accumulated depreciation, depletion, and amortization, including impairment	(1,603,665)	(1,546,631)
Total property and equipment, net	606,397	729,989

Deferred loan fees	9,535	7,652
Deferred tax asset	128,805	142,710
Derivative instruments	--	1,523
Other assets	2,516	2,463
Total other assets	140,856	154,348
Total assets	$947,808	$997,309

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,603	$3,669
Accrued liabilities	95,604	57,006
Royalties payable	24,599	14,542
Derivative instruments	621	--
Prepayment on gas sales	5,994	7,869
Deferred income taxes	490	7,132
Total current liabilities	129,911	90,218
Long-term liabilities:
Derivative instruments	10,883	1,011
Long-term debt	250,000	350,000
Other long-term liabilities	10,157	27,264
Total liabilities	400,951	468,493

Commitments and Contingencies (Note 9)

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2011 or 2010	--	--
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 52,462,590 shares and 52,031,004 shares at June 30, 2011 and December 31, 2010, respectively	52	52
Additional paid-in capital	798,935	793,293
Treasury stock, at cost; 440,998 and 343,093 shares at June 30, 2011 and December 31, 2010, respectively	(10,884)	(6,896)
Accumulated other comprehensive (loss) income	(8,751)	11,259
Accumulated deficit	(232,495)	(268,892)
Total stockholders' equity	546,857	528,816
Total liabilities and stockholders' equity	$947,808	$997,309

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues:
Natural gas sales	$46,457	$47,491	$96,237	$103,298
Oil sales	34,312	10,773	63,061	17,756
NGL sales	30,788	10,358	49,330	17,716
Total revenues	111,557	68,622	208,628	138,770
Operating costs and expenses:
Lease operating expense	9,010	13,310	23,530	27,987
Depreciation, depletion, and amortization	33,355	25,719	67,384	49,533
Treating, transportation and marketing	4,875	1,406	8,326	2,887
Production taxes	2,973	1,085	4,629	3,375
General and administrative costs	16,307	11,326	37,377	23,133
Total operating costs and expenses	66,520	52,846	141,246	106,915
Operating income	45,037	15,776	67,382	31,855

Other (income) expense:
Interest expense, net of interest capitalized	5,066	9,100	11,412	13,846
Interest (income)	(5)	(8)	(33)	(19)
Other expense (income), net	381	(595)	654	(798)
Total other expense	5,442	8,497	12,033	13,029

Income before provision for income taxes	39,595	7,279	55,349	18,826
Income tax expense	14,195	2,967	18,952	7,251
Net income	$25,400	$4,312	$36,397	$11,575

Earnings per share:
Basic	$0.49	$0.08	$0.70	$0.23
Diluted	$0.48	$0.08	$0.69	$0.22

Weighted average shares outstanding:
Basic	51,991	51,355	51,923	51,287
Diluted	52,581	52,056	52,567	52,013

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands)

	Six Months Ended June 30,
	2011	2010
Cash flows from operating activities
Net income	$36,397	$11,575
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	67,384	49,533
Deferred income taxes	18,829	7,030
Amortization of deferred loan fees recorded as interest expense	1,232	2,296
Amortization of original issue discount recorded as interest expense	--	1,258
Stock compensation expense	16,132	4,628
Commodity derivative (income) expense	(6,234)	--
Change in operating assets and liabilities:
Accounts receivable	(11,713)	3,001
Prepaid expenses	(1,335)	(1,535)
Other current assets	282	(9)
Other assets	(52)	(293)
Accounts payable	(1,066)	1,904
Accrued liabilities	(2,502)	2,516
Royalties payable	8,182	(6,089)
Derivative instruments	4,928	--
Net cash provided by operating activities	130,464	75,815
Cash flows from investing activities
Acquisitions of oil and gas properties	--	(5,850)
Additions of oil and gas assets	(175,030)	(151,037)
Disposals of oil and gas properties and assets	242,910	11,885
Net cash provided by (used in) investing activities	67,880	(145,002)
Cash flows from financing activities
Payments on Restated Term Loan	--	(80,000)
Borrowings on Restated Revolver	--	25,000
Payments on Restated Revolver	(100,000)	(114,000)
Issuance of Senior Notes	--	200,000
Deferred loan fees	(3,141)	(6,051)
Proceeds from stock options exercised	1,829	1,786
Purchases of treasury stock	(3,988)	(1,946)
Net cash (used in) provided by financing activities	(105,300)	24,789

Net increase (decrease) in cash	93,044	(44,398)
Cash and cash equivalents, beginning of period	41,634	61,256
Cash and cash equivalents, end of period	$134,678	$16,858

Supplemental disclosures:
Capital expenditures included in accrued liabilities	$52,774	$27,170

Rosetta Resources Inc.
Summary of Operating Data
(In thousands, except percentages and per unit amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change Increase/ (Decrease)	2011	2010	% Change Increase/ (Decrease)

Daily Production by area (MMcfe/d):
Eagle Ford	129.4	29.1	345%	109.6	17.9	512%
Lobo	17.6	28.7	(39%)	19.8	31.4	(37%)
Sacramento Basin	8.1	41.9	(81%)	18.9	41.8	(55%)
DJ Basin	0.0	7.9	(100%)	4.7	8.1	(42%)
Other	5.7	27.0	(79%)	5.0	30.3	(83%)
Total (MMcfe/d)	160.8	134.6	20%	158.0	129.5	22%

Daily Production:
Natural Gas (MMcf/d)	87.3	108.5	(20%)	95.8	107.8	(11%)
Oil (MBbls/d)	4.7	1.6	194%	4.2	1.3	223%
NGLs (MBbls/d)	7.6	2.7	181%	6.1	2.3	165%
Total (MMcfe/d)	160.8	134.6	20%	158.0	129.5	22%

Average sales Prices:
Natural gas (unhedged) ($/Mcf)	$4.45	$4.22	5%	$4.32	$4.86	(11%)
Natural gas (hedged) ($/Mcf)	5.88	4.80	23%	5.56	5.30	5%
Oil (unhedged) ($/Bbl)	93.99	73.29	28%	90.29	74.42	21%
Oil (hedged) ($/Bbl)	80.17	73.29	9%	82.16	74.42	10%
NGL (unhedged) ($/Bbl)	49.21	41.63	18%	48.31	42.76	13%
NGL (hedged) ($/Bbl)	44.79	41.63	8%	44.50	42.76	4%
Total (hedged) ($/Mcfe)	$7.64	$5.62	36%	$7.29	$5.93	23%

Average costs (per Mcfe):
Direct LOE	$0.44	$0.75	(41%)	$0.59	$0.83	(29%)
Workovers	0.02	0.04	(50%)	0.02	0.06	(67%)
Insurance	0.02	0.05	(60%)	0.02	0.05	(60%)
Ad valorem tax	0.14	0.25	(44%)	0.19	0.26	(27%)
Production taxes	0.20	0.09	122%	0.16	0.14	14%
Treating, Transportation and Marketing	0.33	0.12	175%	0.29	0.12	142%
G&A, excluding stock-based compensation	0.74	0.78	(5%)	0.74	0.80	(8%)
Interest expense	0.35	0.74	(53%)	0.40	0.59	(32%)
DD&A	2.28	2.11	8%	2.36	2.12	11%

Rosetta Resources Inc.
Summary of Expense Guidance
(Average Costs per Mcfe)

	Six Months Ended
	June 30, 2011	July - December, 2011
	(Actual)	(Guidance Range)
Direct LOE	$0.59	$0.36	-	$0.40
Workovers	0.02	0.02	-	0.03
Insurance	0.02	0.02	-	0.02
Ad valorem tax	0.19	0.10	-	0.12
Production taxes	0.16	0.18	-	0.22
Treating, Transportation and Marketing	0.29	0.60	-	0.66
G&A, excluding stock-based compensation	0.74	0.56	-	0.62
Interest expense	0.40	0.29	-	0.32
DD&A	2.36	1.73	-	1.91

Rosetta Resources Inc.
Hedging Summary
Status as of June 30, 2011

Product	Settlement Period	Derivative Instrument	Notional Daily Volume MMBtu	Average Floor/Fixed Prices per MMBtu	Average Ceiling Prices per MMBtu
Natural gas	2011	Swap	15,000	$5.99	$--
Natural gas	2011	Costless Collar	35,000	5.63	7.27
Natural gas	2012	Costless Collar	20,000	5.13	6.31

Product	Settlement Period	Derivative Instrument	Notional Daily Volume Bbl	Average Floor/Fixed Prices per Bbl	Average Ceiling Prices per Bbl
Crude oil	2011	Costless Collar	3,400	$75.59	$103.29
Crude oil	2012	Costless Collar	5,000	75.60	112.56
Crude oil	2013	Costless Collar	3,750	75.00	122.81

Product	Settlement Period	Derivative Instrument	Notional Daily Volume Bbl	Average Floor/Fixed Prices per Bbl
Crude oil	May 2012- December 2012	Basis Swap	2,500	$8.70
Crude oil	May 2012- December 2012	NYMEX Roll Swap	2,500	(0.30)
Crude oil	2013	Basis Swap	1,875	5.80
Crude oil	2013	NYMEX Roll Swap	1,875	(0.18)

Product (Excludes Ethane Component)	Settlement Period	Derivative Instrument	Notional Daily Volume Bbl	Average Floor/Fixed Prices per Bbl
NGLs	2011	Swap	2,000	$59.77
NGLs	2012	Swap	1,950	60.68

CONTACT: Investor Contact:
         Michael J. Rosinski
         Executive Vice President, Chief Financial Officer
         and Treasurer
         Rosetta Resources Inc.
         (713) 335-4037
         rosinskim@rosettaresources.com